Exhibit 10.3

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made the 10th day of June, 2009 (the “Effective Date”).

BETWEEN:

(1)	Grace Technology Investment Co., Ltd., a company incorporated in British Virgin Islands whose registered office is P.O. Box 957, offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands, British West Indies (“Grace”);

(2)	AGY (Cayman), a company incorporated in the Cayman Islands whose registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands (“AGY”); and

(3)	Main Union Industrial Ltd., a company incorporated in Hong Kong whose registered office is at Suite 1112A, Ocean Centre, Harbour City, 5 Canton Road, Kowloon, Hong Kong, which promptly after the Effective Date will change its name to AGY Hong Kong Ltd. (the “Company”).

WHEREAS:

(A)	Grace and AGY desire to enter into a joint venture relationship that has as its principal purpose the development, manufacture, distribution and sale of certain glass yarn products (the “Joint Venture”).

(B)	Grace Holdings (as defined below), Grace, AGY Holding Corp., AGY, the Company and the PRC Affiliate (as defined below) have entered into that certain Framework Agreement dated 12th March, 2009 (the “Framework Agreement”) and the other agreements referenced therein, which contemplate that the Business (as defined below) of the Joint Venture will be conducted by the Company and the PRC Affiliate, and that AGY will hold a majority interest of the Company and Grace will own a minority interest in the Company, subject to certain options as described in the Option Agreement (as defined below).

(C)	Grace Holdings, Grace, and AGY have entered into a sale and purchase agreement (the “Share Sale Agreement”) dated 12th March, 2009 pursuant to which AGY has agreed to purchase from Grace, and Grace has agreed to sell, upon the terms and conditions therein, a 70% equity interest in the Company.

(D)	The parties hereto agree to enter into this Agreement for the purposes of regulating the business, affairs and management of the Company and the PRC Affiliate (as defined below) as from the Effective Date.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

In this Agreement, including the Recitals, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Affiliate(s)” means in relation to any specified body corporate or Person, any other body corporate, unincorporated entity or Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such specified body corporate or Person;

“Articles” means the Articles of Association of the Company, as amended from time to time;

“Asia” means the commercial and business territory defined by the primary yarn consuming countries between the western coast of the Pacific Ocean and 100°E Longitude. Notwithstanding anything in the foregoing sentence to the contrary, (a) Asia includes, without limitation, PRC, Hong Kong, Japan, South Korea, Singapore, Malaysia, Indonesia, Macau, Brunei, Cambodia, Laos, Mongolia, Australia, New Zealand, the Philippines, Thailand, and Vietnam; and (b) Asia excludes, without limitation, North and South America, Europe, Africa, India, the Middle East, Russia, North Korea, Burma, and Taiwan; provided that Taiwan will be included in the definition of Asia at such time that the Company is permitted to sell to customers in Taiwan under all applicable laws and regulations;

“Basic Documents” means the documents agreed by the Parties to be of essential importance to the arrangements contemplated herein, being the Framework Agreement, Share Sale Agreement, Option Agreement, Intellectual Property Licence Agreement, Intercompany Agreement, Mutual Distributorship Agreement, Supply Agreement, Local Site Services Agreement, and the Technical Services Agreement (each as defined in the Framework Agreement) and all other documents incidental to the consummation of the transactions contemplated under the aforesaid documents;

“Big 4 Accounting Firm” means KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young, or any other internationally recognized accounting firm as may be agreed to by the Parties from time to time;

“Board” means the Board of Directors of the Company;

“Business” means manufacturing electronic grade direct melt E-Glass glass yarn and selling such products as conducted by the PRC Affiliate and the Company and as proposed to be conducted as of the Effective Date in accordance with the Basic Documents, and as otherwise may be determined by the Board following the Effective Date;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC or

Hong Kong are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time;

“Competing Business” means any business competing with the Business, including producing or selling glass fibre;

“Completion” has the meaning set forth in the Share Sale Agreement;

“Completion Date” has the meaning set forth in the Share Sale Agreement;

“Confidential Information” has the meaning set forth in the Framework Agreement;

“Control” means, in relation to a specified body corporate or Person, the power of any other Person directly or indirectly to secure that the affairs of such specified body corporate or Person are conducted in accordance with the wishes of that other Person:

(i)	by means of the holding of Equity Securities or the possession of voting power (either at the shareholder, director or other comparable level) in or in relation to that specified body corporate or Person or an intermediate Person; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that specified body corporate or Person or an intermediate Person;

“Deferred Consideration Payment Notice” means the Deferred Consideration Payment Notice under the Share Sale Agreement.

“Director” means any director of the Company and where applicable, any alternate director;

“Encumbrance” means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and “Encumber” shall be construed accordingly;

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction;

“Grace Fabric” means Shanghai Grace Fabric Co., Ltd;

“Grace Holdings” means Grace THW Holding Limited, a company incorporated in the Cayman Islands, being the parent company of Grace;

“Group Companies” means the Company and the PRC Affiliate and “Group Company” means any of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Inter-Company Funding” has the meaning ascribed to it in the Share Sale Agreement.

“New Funding Arrangements” means the New Funding Arrangements under the Share Sale Agreement.

“New Funding Notice” means the New Funding Notice under the Share Sale Agreement.

“Memorandum” means the Memorandum of Association of the Company, as amended from time to time;

“Options” has the meaning set forth in the Option Agreement;

“Option Agreement” means the Option Agreement made between AGY, Grace and the Company pursuant to which Grace has agreed to grant AGY a call option and AGY has agreed to grant Grace a put option, in respect of the Remaining Grace Interest in the Company;

“Option Exercise Date” means the date on which AGY exercises its call option or Grace exercises its put option in accordance with the terms of the Option Agreement;

“Party” means one of the parties to this Agreement;

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality);

“PRC” means the People’s Republic of China and for the purposes of this Agreement excludes Taiwan and the Special Administrative Regions of Hong Kong and Macau;

“PRC Affiliate” means Shanghai Grace Technology Co., Ltd , the particulars of which are set out in Schedule 2 to the Share Sale Agreement, which promptly after the Effective Date will change its name as contemplated in Clause 2.2;

“Refinancing Arrangements” means the new financing arrangements currently expected to be entered into by the PRC Affiliate with Bank of Shanghai following Completion pursuant to which the PRC Affiliate’s existing bank debt will be refinanced and a new loan of not less than US$52,000,000 shall be extended to the PRC Affiliate;

“Related Person” means (i) any shareholder, director, or officer of AGY or Grace or any Affiliate of either of them, (ii) any relative of such shareholders, directors or officers, (iii) any Person in which any shareholder, director or officer of the AGY or Grace owns Equity Securities, other than a passive shareholding of less than two percent (2%) in a publicly listed company, or over which a Related Person exercises, or all Related Persons together can exercise, control or significant influence through voting, position or ownership, or its Affiliate and (vi) any other Affiliate of the AGY or Grace;

“Remaining Grace Interest” means the Shares held by Grace as of the date of the Agreement or such other Equity Securities in the Company as Grace may hold as at the Option Exercise Date;

“Senior Management” means Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any other senior executives;

“Shares” means the common shares of par value of HK$1.00 each in the capital of the Company carrying the rights and privileges as set forth in the Articles;

“Shareholders” means any or all of those Persons at any time holding any Shares in the Company;

“Subscription Shares” means the Subscription Shares issuable pursuant to the Share Sale Agreement;

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law (other than a merger or consolidation of the Company) or in any other way Encumber or dispose of, directly or indirectly and whether or not voluntarily, any Equity Securities;

“Warranties” means the representations, warranties and undertakings given or made by Grace and/or Grace Holdings and contained in the Share Sale Agreement including, without limitation, those warranties, representations, indemnities and undertakings as set out in Clause 9 of, and Schedule 5 to, the Share Sale Agreement;

In this Agreement:

(i)	references to this Agreement include the Schedules, Exhibits and Appendices, which form an integral part hereof. A reference to any Clause, Schedule, Exhibit or Appendix is, unless otherwise specified, to such Clause of, or Schedule, Exhibit or Appendix to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Clause hereof or Schedule, Exhibit or Appendix hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(ii)	references to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly;

(iii)	references to any statutory provision or any law, rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(iv)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(v)	headings are for ease of reference only and shall not affect the interpretation of this Agreement;

(vi)	references to writing include any mode of reproducing words in a legible and non-transitory form;

(vii)	the expression “Shareholders” shall, where the context permits, include their respective successors, assigns and personal representatives (where applicable);

(viii)	all references to the “right to nominate” mean and include the exclusive right to vote for the appointment and removal of person(s), and a person (A) “nominated by” another person (B) means the exercise by person (A) of such exclusive right to vote for the appointment or removal of person (B), and “nominate” shall be construed accordingly;

(ix)	any reference to a number or price of Shares shall be appropriately adjusted to reflect any share split, share consolidation, share dividend, share reclassification, reorganization, capitalization issuance or similar transaction affecting the share capital of the Company;

(x)	if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day; if the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day;

(xi)	references to the provision of written or verbal materials (including notices, reports, circulars, papers and correspondence) by, between or among the Company, the Shareholders and the Directors means communications using the English language (unless specifically authorized herein to be provided in one or more languages); and

(xii)	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

2.	BUSINESS OF THE GROUP COMPANIES

2.1	The Company shall procure that the PRC Affiliate will not conduct any business or activity other than the sale, distribution and manufacturing of glass fibre products as permitted by its business licence.

2.2	Promptly after the Effective Date, and in any event within thirty (30) days after the Effective Date, the Company shall change its name to “AGY Hong Kong Ltd.”, and within sixty (60) days after the Effective Date, the Company shall cause the PRC Affiliate to change its name to “AGY Shanghai Technology Co., Ltd.” or such other Chinese name as AGY may choose and the PRC authorities may approve. The Parties will use good faith efforts to design a special logo for the Company and the PRC Affiliate to use during the period prior to the exercise of one of the Options, reasonably agreeable to both AGY and Grace in which the “G” in “AGY” is larger than “A” and “Y”.

3.	SHARE CAPITAL OF THE COMPANY

3.1	Authorized Capital.

As of the Effective Date, the authorised capital of the Company is HK$20,000 divided into 20,000 Shares of HK$1.00 each. 20,000 Shares have been issued of which AGY holds 14,000 Shares and Grace holds 6,000 Shares.

3.2	Equity Ownership by the Parties.

As of the Effective Date the equity ownership structure in the Company shall be that AGY owns seventy percent (70%) and Grace owns thirty percent (30%) of the Company’s outstanding Equity Securities.

3.3	Option and Adjustment in Equity Ownership

AGY, Grace and the Company acknowledge that they have entered into the Option Agreement and that the initial equity structure described in Clause 3.2 above is subject to change through the exercise of an Option.

AGY, Grace and the Company further acknowledge that the initial equity structure described in Clause 3.2 above may also be subject to adjustment if the Subscription Shares are issued.

4.	BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETINGS

4.1	The number of Persons comprising the Board shall be five (5), of which three (3) shall be nominated by AGY and two (2) shall be nominated by Grace. The PRC Affiliate (after amendment of its articles of association with which Grace hereby agrees to assist, support and take all necessary corporate steps to achieve) shall have a sole Executive Director who shall be appointed by the Board. Each Party’s right to nominate Directors will roughly reflect its relative ownership percentage of the Company and the constitution of the Board shall be adjusted in accordance with the shareholding proportion when further fundraising occurs or the shareholding structure of the Company changes after any Option Exercise Date.

4.2	A Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Shareholders in accordance with this Clause. Each Shareholder shall vote for the removal of such Director upon the request of the Shareholder that nominated such Director. Otherwise, no Shareholder shall vote for the removal of such Director.

4.3	In the event any Director resigns or is removed in accordance with Clause 4.2, the Shareholder that nominated such Director will have the right to nominate such Director’s successor or replacement, and such successor or replacement Director shall be nominated and elected on or as soon as practicable after the date of such resignation or removal.

4.4	Each Director may, by giving written notification to the Company Secretary, nominate any other Person (including another Director) to be his alternate for such period of time as may be specified therein, and may in like manner at any time terminate such appointment in accordance with the Articles. If such alternate Director is a Director himself, such alternate Director would, for the purposes of quorum and voting, count for himself and, in addition, the Person for whom he is an alternate.

4.5	Each Director shall be entitled to, and the Shareholders shall ensure that each Director shall be entitled to, examine the books and accounts of the Company and have free access, at all reasonable times, to any and all properties and facilities of the Company and the PRC Affiliate. The Shareholders shall procure that the Company shall provide such available information relating to the business affairs and financial position of the Company and the PRC Affiliate as any Director may reasonably require. A Director may provide such information to the Shareholders who nominated the Director.

4.6	Save for matters stated herein as requiring Shareholder consent:

(i)	the Board shall have ultimate responsibility for management and operation of the Company and the PRC Affiliate; and

(ii)	the Board shall be required to make all major decisions of the Company and the PRC Affiliate and all decisions outside the day to day business of the Company and the PRC Affiliate. All matters in respect of such decisions must be referred to the Board, and no Shareholder or officer of the Company or the PRC Affiliate shall take any actions purporting to commit the Company or PRC Affiliate in relation to any such matters without the approval of the Board. Each Shareholder shall cause the Director nominated by it, if any, not to take any such actions or authorize any officers to take any such actions without the approval of the Board.

4.7	The Chairman of the Board shall be selected by a majority vote of the Directors.

4.8	Meetings of the Board shall take place as frequently as required to operate the business of the same in an efficient manner but in any case shall take place generally at least once in every three (3) month period. Meetings shall be conducted in English and held in a location approved by a majority of the Directors of the Company having regard to potential tax consequences to the Group Companies of having meetings in such location. Either Party may bring a Chinese translator to meetings of the Board. Minutes of each Board meeting shall be written in the English language and translated to Chinese.

4.9	In relation to meetings of the Board, a meeting may be called by the Chairman of the Board or by any Director of the Company giving notice in writing to the Company Secretary or Chairman specifying the date, time and agenda for such meeting. The Company Secretary or Chairman shall upon receipt of such notice give a copy of such notice by registered post to all Directors at such addresses that the Directors shall inform the Company in writing from time to time of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. A copy of such notice shall be provided as well by electronic mail or facsimile at the address or number, as the case may be, provided by the Directors. Not less than fourteen (14) Business Days’ notice shall be given to all Directors; provided, however, that such notice period may be reduced with the written consent of all of the Directors.

4.10

All meetings of the Board shall require a quorum of at least a majority of the Directors attending in person or by proxy; provided, however, that the quorum must include one Director nominated by Grace if there is at least one nominated by Grace and one Director nominated by AGY if there is at least one nominated by AGY. Notwithstanding the foregoing, if such a quorum is not present within one hour from the time appointed for the meeting of the Board, such Board meeting shall be adjourned to a meeting to be held on the 10th Business Day following such meeting at the same time and place of such meeting, and any Director present at such second meeting shall constitute a quorum.

4.11	At any Board meeting of the Company each Director may exercise one vote. Any Director may, by written notice to the Company Secretary, authorize another Director to attend and vote by proxy for such Director at any such meetings.

4.12	Except as otherwise provided in this Clause 4.12, all decisions of the Board of the Company should be made by a simple majority vote of the Directors present at a meeting at which a quorum has been achieved. However, decisions of the Board with respect to the following matters will require the unanimous vote of the Directors present at a meeting at which a quorum has been achieved:

(i)	Any amendment to this Agreement (except to implement the terms and conditions upon which any new Equity Securities of the Company or the PRC Affiliate are issued in accordance with this Agreement) or the Memorandum and the Articles;

(ii)	The termination or dissolution of the Company; and

(iii)	The change of the Company’s name.

4.13	If the agenda for any meeting of the Directors contemplates that the Board will take action with respect to any of the following material transactions:

(i)	the issuance of new shares or alteration of the equity structure of the Company (other than as provided in this Agreement, the Option Agreement, or the Share Sale Agreement);

(ii)	any merger, or sale of the equity or substantially all the assets of the Company;

(iii)	the acquisition of any material business;

(iv)	the incurrence of material debt, other than trade debt incurred in the ordinary course of business;

(v)	any capital expenditure in excess of US$1 million;

(vi)	the lease or acquisition of real property; or

(vii)	any confirmation requested by either Party as to the calculation or treatment of Non-Reoccurring Items or Occasional Items (each as defined in the Option Agreement).

then the Director nominated by Grace may, by providing written notice to AGY, request that that the Chief Executive Officers of each of Grace Holdings and AGY Holding Corp. meet in person or by phone to discuss any such matter in advance of such

Directors’ meeting. In such event, the Chief Executive Officers shall meet in person or by phone within thirty (30) days of AGY’s receipt of such request, and the meeting of the Board will be delayed until such meeting takes place or until the expiration of such thirty (30) day period in the event that the Chief Executive Officer of Grace Holdings does not make himself reasonably available during such period. In no event, however, will this Clause 4.13 be interpreted as requiring more than a majority vote of the Board on such matters or limiting the discretion of the Directors nominated by AGY.

4.14	Directors may participate in Board meetings by telephone, and such participation shall constitute presence for purposes of the quorum provisions of Clause 4.10 and the Company shall ensure that (i) each such Director is able to hear all other Directors and (ii) if such Director wishes, he is able to address other Directors. Each of AGY and Grace shall have the right to have one or more of observers attend the meetings of the Board upon advance written notice to the Board. The individual observers who are not employees of AGY or Grace or a Related Person shall be subject to the reasonable approval of the Board.

4.15	The Company shall reimburse the Directors quarterly for, and hold the Directors harmless against liability for the payment of, all of the Directors’ reasonable out-of pocket costs, fees and expenses incurred in connection with or related to attending meetings of the Board, the Shareholders’ investment in the Company and travelling to and within China and Hong Kong, including all reasonable travel, lodging and related expenses incurred by the Directors during business trips to and within China and Hong Kong which are attributable to the Shareholders’ investment in the Company.

4.16	Any action that may be taken by the Directors at a meeting may be taken by a written resolution prepared in English signed by all of the Directors.

4.17	Subject to other provisions of this Agreement, the Board shall have the authority to determine the extent of, and the means of satisfying, any future funding needs of the Company or, as the case may be, the PRC Affiliate, and shall have the discretion to determine the terms of any future issuance of securities or incurrence of indebtedness by the Company; provided, however, that no Shareholder shall have any obligation to provide any indemnity, guarantee or other security to any other Shareholder or any third party in support of loans, overdraft facilities, borrowings or other financial arrangements entered into, required by or otherwise procured for the Company.

4.18	The Board shall give not less than fourteen (14) Business Days notice of meetings of Shareholders to those Persons whose names on the date the notice is given appear as Shareholders in the share register of Company and are entitled to vote at the meeting.

4.19	The notice provisions described above as applicable to a Board meeting shall also apply to a Shareholders’ meeting. The quorum of Shareholders’ meetings shall be all Shareholders or their authorized representatives/proxies. A quorum must be present at the beginning of and throughout each meeting. For the time of the meeting:-

(i)	if within thirty (30) minutes from the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week;

(ii)	if at such adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such adjourned meeting (or such longer interval as the chairman of the meeting may think fit to allow), the meeting shall stand further adjourned until the same time and place on the same day in the next week; and

(iii)	if at the second adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for such meeting (or such longer interval as the chairman of the meeting may think fit to allow), any Shareholder present shall constitute a quorum.

4.20	A Shareholder or its authorised representative/proxy at the meeting of Shareholders may participate in the meeting of Shareholders by means of telephone conference or similar means of communication and any Person participating in a meeting of the Shareholders in such manner shall be deemed to be present in person at such meeting and shall be taken into account for the purpose of a quorum and can take part in the vote. The Company shall ensure that (i) each such Shareholder is able to hear all other Shareholders and (ii) subject to the same treatment of Shareholders present at the meeting in person, if such Shareholder wishes, he is able to address other Shareholders.

The Chairman of the Board from time to time shall preside as Chairman at every Shareholders’ meeting. Any resolution proposed at any Shareholders’ meeting shall be decided by a simple majority of votes by the voting Shareholders except where a greater majority is required or required otherwise by this Agreement and/or the Articles. In the case of an equality of votes, the Chairman shall have no casting vote. Shareholders’ resolutions may be passed by written resolution prepared in English and Chinese languages, circulated and signed by all the Shareholders. Any such resolution may consist of several documents in like form each signed by one or more Shareholders.

4.21	Each Shareholder shall exercise any voting rights or other powers of control so as to ensure the passing of resolution(s) necessary or appropriate to enable the affairs of the Group Company to be conducted in accordance with the provisions of this Agreement or to give full effect to the provisions of this Agreement, and to ensure that no resolution which does not accord with such provisions will be passed.

4.22	The Shareholders and the Company shall, so far as is practicable, procure that the provisions of Clause 4 shall apply in accordance with the Articles of Association of the PRC Affiliate (to the extent permissible under applicable laws).

4.23	Unless otherwise expressly required by laws or as set out in this Agreement for which the Shareholders’ approval is required, all other matters relating to the Company or the PRC Affiliate shall be decided by the Board, and the Board shall have full powers to do so.

4.24	The Shareholders shall vote for any decision made by the Board in accordance with this Agreement if such decision shall be required by the applicable laws to be passed at the general meeting of the Company.

4.25	The Shareholders shall procure that all decisions made by the Board in respect of the PRC Affiliate in accordance with this Agreement shall be passed by the general meeting and/or the meeting of the Board.

4.26	Each of the Shareholders shall exercise all voting rights and other powers of control available to them to ensure that the Articles and the Articles of Association of the PRC Affiliate shall comply and be consistent with the provisions of this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each Party represents, warrants and undertakes to each other Party that:

(i)	it is a company duly incorporated or established and validly existing in all respects under the laws of its place of incorporation and it is established with full power and authority to own its assets and to carry on its business as such business is now being conducted and no action has been taken or threatened (whether by it or any third party) for or with a view to its liquidation, receivership or analogous process. The execution of this Agreement and all other ancillary documents by such Party has been validly authorised;

(ii)	the obligations expressed as being assumed by it under this Agreement constitute its valid, legal and binding obligations enforceable against it in accordance with the terms of this Agreement;

(iii)	neither the execution or delivery by it of this Agreement or of any ancillary document nor the performance or observance of any of its obligations under this Agreement, does or will:

(a)	conflict with, or result in any breach or violation of, any judgment, order or decree, trust deed, mortgage, agreement or other instrument or arrangement by which it is bound; or

(b)	where applicable, cause any limitation imposed on any of its powers, or on the right or ability of its Directors to exercise such powers to be exceeded.

5.2	Further Assurances

(i)	Each Party agrees that it shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

(ii)	Each of Grace and AGY agree that it shall do and procure to be done all such acts as may be necessary to cause the Shares to be treated identically.

6.	COVENANTS

6.1	Within five (5) Business Days following the issuance of the New Funding Notice by Grace in accordance with the Share Sale Agreement (or on a date otherwise agreed by the parties thereto), AGY shall subscribe for the Subscription Shares on the basis described in the Share Sale Agreement.

6.2	Prior to the Completion Date Grace shall have procured that the Company make an application for the registered capital of the PRC Affiliate to be increased to an amount not less than the then outstanding Inter-Company Funding.

6.3	The Company shall procure that the PRC Affiliate will use commercially reasonable efforts to conclude the proposed Refinancing Arrangements. If a New Funding Notice is issued in accordance with the Share Sale Agreement, the Company shall procure that the PRC Affiliate (a) will promptly use funds made available to the Company through the New Funding Arrangements to repay the Inter-Company Funding and (b) for the avoidance of doubt, will draw down such funds as are sufficient to repay the Inter-Company Funding within five (5) Business Days of such funding becoming available.

6.4	The Parties acknowledge that it has been agreed under the Share Sale Agreement that upon the expiry of 3 months Grace may issue a Deferred Consideration Payment Notice and in such circumstances, AGY shall pay the Deferred Consideration (as defined therein) to Grace in lieu of subscribing for the Subscription Shares on the basis described in the Share Sale Agreement.

7.	MANAGEMENT

7.1	Save as otherwise provided in this Agreement or agreed between the Parties, the Shareholders shall, and shall procure the Directors nominated by them to exercise their powers and control in relation to the PRC Affiliate so as to ensure that the PRC Affiliate shall:

(i)	carry on and conduct businesses and affairs in a proper and efficient manner and for its own benefit;

(ii)	transact its business on arm’s length terms or on terms not less favourable than arm’s length terms;

(iii)	keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

(iv)	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals; and

(v)	ensure that all major documents and agreements subject to Board approval shall be presented to the Board with true and correct translations in the English language.

7.2	The Shareholders shall vote in general meeting and shall cause the Directors appointed or nominated by each of them, when determining the amount of dividends to be distributed by the Company, to give effect to the Shareholders’ intention that, subject to the Board’s determination of constraints imposed by (a) prudent financial management and (b) the working capital requirements of the Company, a cash dividend be distributed at the conclusion of each financial year equivalent to the net profit after tax of the Company, as calculated by the Board in good faith, and provided that the rights of the Shareholders with respect to payment of the annual cash dividend under this Clause 7.2 will not be prejudiced by the issuance of the Subscription Shares pursuant to the Share Sale Agreement.

7.3	AGY confirm and agree that any calculation or valuation relating to the Company or the PRC Affiliate that may be required in connection with the arrangements contemplated by clauses 2 or 3 of the Option Agreement or by Clause 10.1 (ii) hereof, shall be made in good faith and will not result from or be distorted by unnecessary transfers of assets or funds between either Main Union or the PRC Affiliate and any other affiliate or subsidiary of either of them which is intended to reduce the calculation of EBITDA (as defined in the Option Agreement) or otherwise materially reduce amounts which would otherwise have been payable to Grace.

8.	FINANCING OBLIGATIONS

8.1	In the event that the Company needs additional resources to fund operations or capital projects and at such time, the number of authorized but unissued Shares shall not be sufficient to allow the issuance of additional Shares in connection with a Shareholder’s equity contribution, the Company and the Shareholders may instead provide funding in the form of shareholder loans until such time as new applications or an increase in registered capital are approved.

9.	RESTRICTIONS ON TRANSFER OF SHARES

9.1	Except for (i) Transfers in accordance with Clauses 10.1 and 10.2, (ii) Transfers pursuant to the Option Agreement and (iii) the grant of any proxy or power of attorney by any Shareholder for the purpose of exercising the right of such Shareholder to attend meetings of Shareholders of the Company and to exercise the voting right of such Shareholder at such meeting, no Shareholder shall Transfer any Shares owned by such Shareholder unless prior written approval shall have been obtained from the other Shareholder. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Shareholders shall procure that the Company shall not register any such Transfer.

9.2	Notwithstanding any other provisions of this Agreement, neither of the Shareholders shall Transfer any Shares unless:

(i)	the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A; and

(ii)	the Transfer complies in all respects with the other applicable provisions of this Agreement and applicable laws and regulations.

9.3	The provisions set forth in Clauses 9.1 and 9.2 cannot be avoided by the Transfer of any direct or indirect interest, legal or beneficial, in the Equity Securities in either Shareholder.

9.4	The Transfer restrictions in this Agreement and in the Articles shall not be capable of being avoided by the holding of Shares indirectly through any entity that can itself be sold in order to Transfer an indirect interest in Shares free of such restrictions, or any trust, derivative contract or other economic arrangement transferring the benefits of ownership of any Shares. Each of the Shareholders undertakes that it shall not take any action intended to avoid such restrictions in any manner.

10.	DRAG-ALONG AND CO-SALE RIGHTS

10.1	Drag-Along Right.

(i)	In the event that any third Person makes a bona fide offer to purchase all of the issued and outstanding capital stock of the Company and the Board approves such offer (a “Drag-Along Sale”), then AGY shall have the right, but not the obligation, to require that Grace sell all its Shares and shareholder loans owing by the Company to Grace to such third Person at the same price per Share as AGY receives for its Shares and on the same terms and conditions as applicable (the “Drag-Along Right”). Not later than thirty (30) days prior to the date on which such Drag-Along Sale is anticipated to be consummated, the Board shall give written notice of such Drag-Along Sale to Grace. Grace agrees to vote all of its Shares in favour of the Drag-Along Sale and will otherwise cooperate with and take all necessary and appropriate steps to facilitate the proposed Drag-Along Sale on such terms and conditions as AGY or the Board shall reasonably propose, including (i) executing waivers of any right of pre-emption or similar right it may have over the Shares, (ii) delivering such Share certificates duly endorsed for transfer and/or with a duly executed instrument of transfer, as well as an assignment of any shareholder loan and related note, and (iii) entering into any share or security sale agreement, merger agreement or similar agreement; provided that AGY must also enter into the same agreement or a substantially similar agreement, and such agreement must provide that Grace will be entitled to the same type of consideration and the same conditions as AGY (e.g., cash or securities or a combination thereof). AGY and Grace will each bear its pro rata share (based upon its equity ownership percentage) of the expenses of such Drag-Along Sale.

(ii)	If AGY chooses to exercise its Drag-Along Right within twelve (12) months of Completion, AGY will guarantee that the net consideration received by Grace for its Shares in the Company will not be less than the amount that would be payable pursuant to Clause 2.2 (a) of the Option Agreement in circumstances where the Call Option provided for therein is exercised and on the assumption of an EBITDA of US$12,000,000 having been achieved.

(iii)	If AGY chooses to exercise its Drag-Along Rights after the twelve (12) months period envisaged by (ii) above the net consideration payable to Grace for its Shares will be calculated on the basis of the Call Option being exercised pursuant to the terms of the Option Agreement on the date notice of the Drag-Along Sale was given to Grace (and on the assumption that the same was exercisable at such time).

(iv)	Any exercise by AGY of its Drag-Along-Rights at a time prior to the repayment or cancellation of the Inter-Company Funding shall be subject to arrangements being made to ensure that new registered capital invested in the PRC Affiliate will be used for the purposes described in Clause 6.2.

10.2	Right of Co-Sale.

(i)	In the event that AGY receives a bona fide offer from a third Person to purchase all or any of AGY’s Shares in the Company, Grace will have the right, but not an obligation, to participate on a pro rata basis in such proposed Transfer and otherwise on the same terms and conditions as AGY (the “Right of Co-Sale”).

(ii)	AGY will deliver a written notice to Grace (the “Co-Sale Notice”) not later than thirty (30) days prior to the consummation of such proposed Transfer. Such Co-Sale Notice shall contain the material terms and conditions, including the number of Shares being the subject of the bona fide offer, the full name and address of the proposed purchaser; and the full terms and conditions of the proposed offer including the price payable per Share, and any additional consideration which is or may become payable to AGY and any of its Affiliates, which is attributable directly or indirectly to the offer.

(iii)

If Grace desires to exercise its Right of Co-Sale, Grace must give AGY written notice to that effect within fifteen (15) days after receiving the Co-Sale Notice described above, and upon giving such notice, Grace shall be deemed to have effectively and irrevocably exercised the Right of Co-Sale. Upon such exercise, Grace may include in the Transfer all or any part of Grace’s Shares equal to the product obtained by multiplying (a) the aggregate number of Shares subject to the proposed

Transfer, as specified in the Co-Sale Notice by (b) a fraction, the numerator of which is the number of Shares owned by Grace immediately before consummation of the proposed Transfer and the denominator of which is the total number of Shares owned, in the aggregate, by AGY and Grace immediately prior to the consummation of the proposed Transfer. If Grace elects to transfer all its Shares, it shall also assign any shareholder loan owed to it by the Company to the third Person transferee.

(iv)	At the closing of the proposed Transfer, AGY, and Grace, as applicable, shall effect its participation in the proposed Transfer by delivering one or more certificates representing the number of its Shares which are being sold, properly endorsed for transfer, duly executed instrument of transfer, sold note and assignment of any shareholder loan to the third Person transferee. AGY and Grace hereby agree that the terms and conditions of any such Transfer will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction including a provision relating to the repayment or cancellation of the Inter-Company Funding similar to that contemplated by Clause 10.1 (iii) above, and the Parties further covenant and agree to enter into such an agreement as a condition precedent to any Transfer pursuant to this Clause 10.2.

10.3	Non-Cash Consideration. If the consideration proposed to be paid for the Shares pursuant to the transactions contemplated by Clauses 10.1 and 10.2 is cash or publicly traded securities, then Grace will receive cash or such publicly traded securities pursuant to Clauses 10.1 and 10.2. However, if the consideration proposed to be paid for the Shares pursuant to the transactions contemplated by Clauses 10.1 and 10.2 is in property or services other than cash or publicly traded securities, the Board shall instruct independent assessment agency to evaluate the fair market value of such consideration, and AGY will cause Grace to be paid in cash.

11.	Intentionally omitted.

12.	ACCESS TO INFORMATION

12.1	As of the Effective Date, so long as any Shareholder holds any Shares, the Company shall deliver to such Shareholder the following documents of each Group Company:

(i)	annual audited consolidated financial statements within one hundred and twenty (120) days after the end of each financial year, audited by a Big 4 Accounting Firm at the Company’s election (with draft copies provided within sixty (60) days after the end of each financial year);

(ii)	unaudited consolidated quarterly financial statements within forty-five (45) days of the end of each financial quarter together with a good faith calculation of EBITDA (as defined in the Option Agreement) as at the end of each such quarter;

(iii)	unaudited consolidated monthly financial statements within ten (10) days of the end of each month, together with a good faith calculation of EBITDA as at the end of each such month;

(iv)	copies of all documents and information sent to any Shareholder (in his capacity as a shareholder of the Company);

(v)	an annual budget and business plans within thirty (30) days prior to the end of each financial year. The budget and business plans shall include detailed capital expenditure plans, financial projections (including an income statement, balance sheet and cash flow statement etc.), debt financing/repayment requirements, business strategy and detailed arrangements associated with the expected creation of any subsidiaries, partnerships and joint ventures. The Board shall as soon as practicable adopt detailed budgets and business plans for the Company before the commencement of the relevant financial year;

(vi)	an executive summary, in the English language, of the business activities of the PRC Affiliate within ten (10) days of the end of each month, including any inter-company transactions or transactions with Related Persons or members of the Board; and

(vii)	such other information of any Group Company as may be reasonably requested by any of the Shareholders.

All the financial statements referred to in this Clause 12.1 shall be prepared in conformance with Generally Accepted Accounting Principles (GAAP) in the United States of America and shall include a balance sheet, income statement and statement of cash flows.

12.2	For so long as any Shares are outstanding, such Shareholder shall have the following rights during normal business hours: (i) inspection rights of the books and records of the PRC Affiliate; (ii) inspection rights of any of the facilities of the PRC Affiliate and (iii) the right to discuss the business, operations and management and other matters of the PRC Affiliate with the Directors, officers, employees, accountants, legal counsel and investment bankers.

13.	COMMENCEMENT, TERMINATION AND BREACH

13.1	This Agreement shall only take effect and become legally binding on the Parties immediately upon (and only upon) Completion. If for any reason the arrangements relating to Completion envisaged by the Share Sale Agreement are not completed, this Agreement shall have no legal force or effect nor binding on the Parties.

13.2	Except as otherwise provided in Clause 13.3, this Agreement shall continue in full force and effect until the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity;

13.3	This Agreement shall terminate:

(i)	if all the outstanding Shares are held beneficially by one Shareholder; or

(ii)	in relation to any Shareholder, after such Shareholder shall have ceased to be a shareholder of Company.

13.4	Termination of this Agreement shall not release any Party from any liability which at the time of termination has already accrued to the other Parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

13.5	The Parties hereto agree that any new shareholder, who will hold more than five percent (5%) of any Shares of Company, shall be required to sign a deed confirming its agreement to be bound by this Agreement as a condition of its becoming a shareholder or increasing the amount of Shares held in the Company, as the case may be.

14.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable or performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	INDEMNIFICATION

Grace (the “Indemnifying Party”) shall indemnify, defend and hold harmless AGY (the “Indemnified Party”) from and against any and all losses, damages, liabilities, claims, proceedings, costs and expenses (including the fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party, in connection with any investigation or evaluation of a claim or otherwise) (collectively, “Losses”) resulting from or arising out of any breach by the Indemnifying Party of any representation, warranty, covenant or agreement in this Agreement. The amount of any payment to the Indemnified Party shall be sufficient to make the Indemnified Party whole for any diminution in value of the Shares. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Indemnified Party for all such expenses as they are incurred by the Indemnified Party.

16.	ENTIRE AGREEMENT

This Agreement, together with the Option Agreement and the Share Sale Agreement, constitutes the entire agreement and understanding between the Parties in connection with the subject- matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no Party hereto has relied on any such proposals, representations, warranties, agreements or undertakings. Nothing in this Clause 16 shall impair or limit any rights or remedies of the Parties and their Affiliates under the Basic Documents or relieve any Party or other Person from liability for fraud or wilful misrepresentation.

17.	NATURE OF THIS AGREEMENT

In the event of any conflict between the provisions of the Agreement and the terms of the Memorandum or the Articles, the provisions of this Agreement shall prevail and, if any of the Parties hereto shall so require, the Memorandum and the Articles shall be revised so as to reflect the provisions of this Agreement.

18.	TIME

18.1	Time shall be of the essence of this Agreement.

18.2	No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

19.	ASSIGNMENT AND COUNTERPARTS

19.1	This Agreement shall be binding on and shall inure for the benefits of the successors and assigns of the Parties hereto.

19.2	Save as aforesaid, and save as provided herein, no Party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

19.3	This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

20.	NOTICES AND OTHER COMMUNICATION

20.1

Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each Party are set out in Schedule 1. Any such notice or communication shall be sent to the Party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by courier) shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail) and five (5) Business Days after the date of despatch (in case of overseas registered/certified mail).

20.2	Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant thereto, but the absence of such confirmation shall not affect the validity of any such communication.

21.	GOVERNING LAW, JURISDICTION AND PROCESS AGENTS

21.1	This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the principles of conflicts of law of any jurisdiction.

21.2	All of the provisions of the Framework Agreement that apply to the Basic Documents, including, without limitation, Clause 5 (Confidentiality) and Clause 6 (Dispute Resolution), are hereby incorporated into this Agreement by reference.

22.	U.S. TAX MATTERS

The Company and Grace hereby authorize and empower AGY on behalf of and in the name of the Company to make such elections, filings and determinations (or cause the Company to make such elections, filings, and determinations on behalf of any other Group Company) under the tax laws of the United States, any state in the United States or the District of Columbia, as AGY may in its sole discretion determine. In addition, the Company will provide AGY in a timely manner all information requested by AGY to assist AGY and its beneficial owners in completing any U.S. tax returns or otherwise complying with U.S. tax laws.

23.	MISCELLANEOUS

23.1	No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

23.2

No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. For the purposes of this Clause, unless acting expressly solely in its capacity as a Shareholder, any Shareholder who is a director or officer or employee of the Company or its Subsidiaries acting in the ordinary course of business of the Company or its Subsidiaries shall be conclusively deemed to act for and on behalf of, and shall not be regarded as acting as an agent of, the Company or such Subsidiary, as the case may be. Any Shareholder that takes any action or binds the Company in violation of this Clause shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholder, as the case may be, may at any time become subject to or liable for by reason of such violation. The provisions of this Clause survive the termination of this Agreement.

23.3	The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including but not limited to any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation. The provisions of this Clause survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by	)
)
For and on behalf	)
GRACE TECHNOLOGY	)
INVESTMENT CO., LTD.	)
in the presence of:	)

SIGNED by	)
)
for and on behalf	)
AGY (CAYMAN))
In the presence of :	)

SIGNED by	)
)
for and on behalf	)
MAIN UNION INDUSTRIAL LTD.	)
In the presence of :	)